UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2016 (February 17, 2016)

SB FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-13507	34-1395608
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

401 Clinton Street, Defiance, Ohio 43512

(Address of principal executive offices) (Zip Code)

(419) 783-8950

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On February 17, 2016, the Board of Directors of SB Financial Group, Inc., Defiance, Ohio declared a quarterly cash dividend of $16.25 per share ($0.1625 per depository share) on its 6.50% Noncumulative Convertible Preferred Shares, Series A (the “Series A Preferred Shares”) payable on March 15, 2016 to shareholders of record as of February 29, 2016. The dividend on the Series A Preferred Shares is for the dividend period from December 15, 2015 to, but excluding, March 15, 2016.

Headquartered in Defiance, Ohio, SB Financial Group, Inc. is a diversified financial services holding company with two wholly-owned operating subsidiaries: State Bank and RDSI.  State Bank provides a full range of financial services for consumers and small businesses, including wealth management, mortgage banking, and agricultural and commercial lending.  State Bank operates through 18 banking centers in nine Ohio counties and one center in Fort Wayne, Indiana, with 22 full service ATMs.  The Company has four loan production offices located throughout the Tri-State region of Ohio, Indiana and Michigan.  RDSI provides item processing services to community banks located primarily in the Midwest. SB Financial’s common stock is listed on the NASDAQ Capital Market under the symbol SBFG. SB Financial’s preferred stock is listed on the NASDAQ Capital Market under the symbol SBFGP.

In May 2015, SB Financial was ranked #163 on the American Banker Magazine’s list of Top 200 Publicly Traded Community Banks and Thrifts based on three-year average return on equity (“ROE”) as of December 31, 2014.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SB FINANCIAL GROUP, INC.

Dated: February 18, 2016	By:	/s/ Anthony V. Cosentino
Anthony V. Cosentino
Chief Financial Officer

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